Exhibit 99.1

PRESS RELEASE
Contact: Carole Collins
Investor Relations Director
(770) 248-9600

INTERCEPT ADJOURNS ANNUAL MEETING, ADDS NEW DIRECTORS AND
CLOSES EXCHANGE OF PREFERRED STOCK

ATLANTA, GA (June 24, 2004) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions, announced that its annual shareholders meeting held earlier today was convened and then immediately adjourned until September 14, 2004, when it will be reconvened at 9:00 a.m. at the company’s offices. John W. Collins, Chairman and Chief Executive Officer of InterCept, stated, “Due to the possibility that we may be convening a shareholders meeting in the coming months to approve a sale, business combination or other strategic transaction, we postponed our annual meeting to avoid the time and expense associated with conducting two shareholder meetings in close proximity to one another. We also want to focus our attention on exploring all strategic alternatives for enhancing shareholder value.”

Addition of Three New Directors

        InterCept also announced the addition of three new directors to its board. In accordance with its recently announced settlement with JANA Partners, InterCept’s board of directors increased the size of the board from six to nine members and filled the three vacant seats created by the expansion. The board elected as directors Kevin J. Lynch and Marc Weisman, the two nominees proposed by JANA, and J. Daniel Speight. Mr. Speight is vice chairman, chief financial officer and secretary of Flag Financial Corporation, the Atlanta-based, publicly traded parent company of Flag Bank, a community bank with 20 offices in 11 counties in central and western Georgia and north metro Atlanta.

Closing of Agreement with Sprout Group to Modify Preferred Stock

        As announced in a Current Report on Form 8-K filed with the SEC on May 25, 2004, InterCept agreed with Sprout Group to modify the terms of the $10 million preferred stock purchased by Sprout and its affiliates in September 2003. This transaction, which closed on June 23, 2004, took the form of an exchange of a new Series B preferred stock of InterCept for all of the outstanding Series A preferred stock of InterCept held by the Sprout Group investors. The modifications to the preferred stock include the elimination of the preferred dividend (including all currently accrued dividends) and the elimination of the right of holders of the preferred stock to block a number of proposed corporate actions approved by a majority of InterCept’s board of directors, including certain mergers, acquisitions and amendments to the articles and bylaws. The conversion price of the preferred was reduced to $10.50 per share from $13.97 per share.

         The exchange transaction will result in a non-cash charge to net income attributable to common shareholders that we currently anticipate amortizing in the amount of approximately $325,000 per quarter for each of the next 17 fiscal quarters, the remaining term during which the Series B preferred stock is convertible into common stock. However, we may accelerate recognition of the entire unamortized portion of the charge in certain circumstances, including in connection with a sale of the company. This charge will replace and be in lieu of the charge for preferred dividends formerly being accrued on the Series A preferred stock

About InterCept

InterCept, Inc. (Nasdaq: ICPT — News) provides innovative technology products and services to the financial industry, including core processing, check imaging and item processing, electronic funds transfer, debit card processing, communications management and related products and services. The company serves over 2,000 clients nationwide and is a leading provider of check imaging solutions with over 30 fully image-enabled processing centers from coast to coast. Visit http:// www.intercept.net , email info@intercept.net or call 770.248.9600 for more information.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and its industry. These forward- looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether InterCept will be able to negotiate and consummate a strategic transaction; and whether the accounting treatment for the preferred stock amortization will ultimately be as described above. Other risks and factors that may affect InterCept and its share price are discussed in detail in the section in its most recent Annual Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

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